Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 20. 2012 (except for Note 16, as to which the date is September 28, 2012) with respect to the financial statements of Centaur Guernsey L.P. and subsidiaries and related financial statement schedule listed in Schedule II - Valuation and Qualifying Accounts, included in the Registration Statement (Form S-4) and related Prospectus for the registration of $1,750,000,000 10.5% Secured Lien Secured Notes due 2018 and $750,000,000 12.5% Senior Notes due 2019.

/s/ Ernst & Young LLP

San Antonio, TX
October 1, 2012